Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-43123, No. 033-60467, No. 333-188707) of SVB Financial Group of our report dated June 19, 2017, with respect to the statements of net assets available for benefits of the SVB Financial Group 401(k) and Employee Stock Ownership Plan as of December 31, 2016, and 2015, the related statements of changes in net assets available for benefits for the years ended December 31, 2016, and 2015 and the related supplemental Schedule H, line 4a - Schedule of delinquent participant contributions for the year ended December 31, 2016, and the supplemental Schedule H, line 4i - Schedule of assets (held at end of year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the SVB Financial Group 401(k) and Employee Stock Ownership Plan.

/s/ MOSS ADAMS LLP
MOSS ADAMS LLP

Campbell, California
June 19, 2017